Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Tritium DCFC Limited

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Ordinary shares, no par value, Tritium Technologies, LLC Shadow Equity Employee Plan	Rule 457(h)	625,586(2)	$10.00(6)	$6,255,860.00	0.0000927	$579.92
Fees to be Paid	Equity	Ordinary shares, no par value, Tritium Technologies B.V. Shadow Equity Employee Plan	Rule 457(h)	747,739(3)	$10.00(6)	$7,477,390.00	0.0000927	$693.15
Fees to be Paid	Equity	Ordinary shares, no par value, Tritium Pty Ltd Shadow Equity Employee Plan	Rule 457(h)	729,801(4)	$10.00(6)	$7,298,010.00	0.0000927	$676.53
Fees to be Paid	Equity	Ordinary shares, no par value, Tritium DCFC Limited Long Term Incentive Plan	Rule 457(c) and Rule 457(h)	6,438,263(5)	$6.86(7)	$44,166,484.18	0.0000927	$4,094.23
	Total Offering Amounts				—	$65,197,744.18	—	$6,043.83
	Total Fees Previously Paid				—	—	—	—
	Total Fee Offsets				—	—	—	—
	Net Fee Due				—	—	—	$6,043.83

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional ordinary shares of Tritium DCFC Limited (the “Registrant”), no par value (“Ordinary Shares”) that become issuable under the Tritium Technologies, LLC Shadow Equity Employee Plan (the “U.S. Shadow Plan”), Tritium Technologies B.V. Shadow Equity Employee Plan (the “Dutch Shadow Plan”), Tritium Pty Ltd Shadow Equity Employee Plan (the “Australian Shadow Plan”) and the Tritium DCFC Limited Long Term Incentive Plan (the “Incentive Plan”) by reason of any share dividend, share split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of Ordinary Shares on issue. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)	Represents up to 625,586 Ordinary Shares to be issued to plan participants pursuant to the U.S. Shadow Plan.
(3)	Represents up to 747,739 Ordinary Shares to be issued to plan participants pursuant to the Dutch Shadow Plan.
(4)	Represents up to 729,801 Ordinary Shares to be issued to plan participants pursuant to the Australian Shadow Plan.
(5)	Represents 6,438,263 Ordinary Shares issuable to plan participants pursuant to the Incentive Plan.
(6)

Pursuant to Rule 457(h) promulgated under the Securities Act, the offering price per share and the aggregate offering price for Ordinary Shares registered for issuance under the U.S. Shadow Plan, the Dutch Shadow Plan and the Australian Shadow Plan are based on $10.00 per share, which is the price per Ordinary Share at which participants under such plans were entitled to receive Ordinary Shares pursuant to the terms of such plans.

(7)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price for Ordinary Shares reserved for future issuance under the Incentive Plan are based on the average of the high ($7.00) and low ($6.71) prices of Ordinary Shares on the Nasdaq Global Market on February 7, 2022, which date is within five business days prior to the filing of this Registration Statement.